Exhibit 99.1

Contact: Mark J. Grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

BANNER ANNOUNCES TERMINATION OF PURCHASE AGREEMENT WITH
IDAHO BANKING COMPANY

Walla Walla, WA – June 30, 2014 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, announced today that it has terminated its agreement to acquire Idaho Banking Company (“Idaho Banking”) through the bidding process under Section 363 of Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Idaho (“Bankruptcy Court”).  Banner proposed to purchase all of the issued and outstanding shares of Idaho Banking pursuant to an Asset Purchase Agreement (“Agreement”) it had entered into with Idaho Bancorp (“Idaho Bancorp”), the bank holding company of Idaho Banking, on April 24, 2014.  In connection with the June 26, 2014 Court-supervised auction process, as contemplated by the Agreement, Idaho Banking received the highest offer from another bidder. Accordingly, the Agreement has been terminated.  Under the terms of the Agreement, consummation of the acquisition was subject to the Bankruptcy Court entering a final sale order with Banner for the purchase of all of the issued and outstanding shares of Idaho Banking.

“While we are disappointed with the outcome of the bidding process and the termination of the transaction, we remain enthusiastic about the opportunities in the Boise market and committed to increasing our presence in Southern Idaho,” said Mark Grescovich, Banner’s President and CEO.  “We have been and will continue to be a disciplined buyer in evaluating opportunities to expand our franchise.  Unfortunately, the bidding process for Idaho Banking resulted in a price that exceeded the economic benefit to Banner.  We will continue to seek transactions that provide a fair value with an upside potential to our shareholders while at the same time executing on our successful client acquisition strategies which have produced significant growth in recent periods.”

Banner Corporation will receive reimbursement for its expenses in connection with the terminated transaction.

About the Company

Banner Corporation is a $4.49 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in Banner Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Such forward-looking statements speak only as of the date of this release. Banner Corporation expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Banner Corporation’s expectations of results or any change in events.